EXHIBIT 99.1

Berkeley Lights Reports First Quarter 2022 Financial Results

EMERYVILLE, Calif. May 9, 2022 – Berkeley Lights, Inc. (Nasdaq: BLI), a leader in digital cell biology, today reported financial results for the quarter ended March 31, 2022.

Recent Highlights

•Delivered total revenue of $20.2 million for the first quarter of 2022, representing growth of 8.5% year over year

•Signed a strategic partnership agreement with Vestaron to develop pesticidal peptides using the Company’s Beacon® platform and proprietary high-throughput, functional screening service

•Released an upgrade to the Software Suite for Beacon and Lightning® platforms, enabling customers to gain easier insights and faster throughput operations for antibody discovery, cell line development and cell therapy workflows

•Appointed Siddhartha Kadia as chief executive officer (CEO) and Lucas Vitale as chief human resources officer

“Since joining Berkeley Lights as CEO in early March, I have been working with the team on a strategic analysis of the business to identify key areas to accelerate profitable growth,” said Siddhartha Kadia, Ph.D., CEO of Berkeley Lights. “Over the past eight weeks, I have become even more confident in the breakthrough nature of our technology, our significant opportunities ahead and our ability to create durable value for our shareholders.”

First Quarter 2022 Financial Results

	Three months ended March 31,
(in thousands, except per share data)	2022	2021
	(unaudited)	(unaudited)
Revenue	$20,206	$18,628
Gross profit	$13,827	$12,451
Gross margin %	68%	67%
Operating expenses	$35,100	$27,600
Loss from operations	$(21,273)	$(15,149)
Net loss and comprehensive loss	$(21,426)	$(15,435)
Net loss attributable to common stockholders per share, basic and diluted	$(0.32)	$(0.24)
Total stock-based compensation	$5,393	$4,494

Webcast and Conference Call Information
Berkeley Lights will host a conference call to discuss the first quarter 2022 financial results after market close on Monday, May 9, 2022 at 1:30 p.m Pacific Time/4:30 p.m. Eastern Time. A webcast of the conference call can be accessed at http://investors.berkeleylights.com. The webcast will be archived and available for replay for at least 90 days after the event.

About Berkeley Lights

Berkeley Lights is a leading digital cell biology company focused on enabling and accelerating the rapid development and commercialization of biotherapeutics and other cell-based products for our customers. The Berkeley Lights Platform captures deep phenotypic, functional, and genotypic information for thousands of single cells in parallel and can also deliver the live biology customers desire in the form of the best cells. Our platform is a fully integrated, end-to-end solution, comprising proprietary consumables, including our OptoSelect® chips and reagent kits, advanced automation systems, and application software. We developed the Berkeley Lights Platform to provide the most advanced environment for rapid functional characterization of single cells at scale, the goal of which is to establish an industry standard for our customers throughout their cell-based product value chain.

Berkeley Lights’ Beacon and Lightning systems and Culture Station instrument are: FOR RESEARCH USE ONLY. Not for use in diagnostic procedures.

Forward Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts, and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

Press Contact
Media@berkeleylights.com

Investor Contact
IR@berkeleylights.com

Berkeley Lights, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
(In thousands, except share and per share data)

	Three months ended March 31,
	2022	2021

Revenue:
Product revenue	$9,774	$13,533
Service revenue	10,432	5,095
Total revenue	20,206	18,628
Cost of sales:
Product cost of sales	2,695	3,703
Service cost of sales	3,684	2,474
Total cost of sales	6,379	6,177
Gross profit	13,827	12,451
Operating expenses:
Research and development	17,573	13,027
General and administrative	11,716	8,967
Sales and marketing	5,811	5,606
Total operating expenses	35,100	27,600
Loss from operations	(21,273)	(15,149)
Other income (expense):
Interest expense	(224)	(354)
Interest income	34	66
Other income, net	57	19
Loss before income taxes	(21,406)	(15,418)
Provision for income taxes	20	17
Net loss and comprehensive loss	$(21,426)	$(15,435)

Net loss attributable to common stockholders per share, basic and diluted	$(0.32)	$(0.24)
Weighted-average shares used in calculating net loss per share, basic and diluted	67,697,488	65,259,398

Berkeley Lights, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

Assets	March 31, 2022	December 31, 2021
	(unaudited)
Current assets:
Cash and cash equivalents	$164,674	$178,096
Trade accounts receivable	17,721	25,942
Inventory	15,665	14,547
Prepaid expenses and other current assets	10,304	11,985
Total current assets	208,364	230,570
Restricted cash	270	270
Property and equipment, net	29,913	27,992
Operating lease right-of-use assets	25,325	26,060
Other assets	1,985	2,361
Total assets	$265,857	$287,253
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$8,015	$8,198
Accrued expenses and other current liabilities	9,916	12,425
Deferred revenue	9,780	12,128
Total current liabilities	27,711	32,751
Notes payable	19,778	19,762
Deferred revenue, net of current portion	1,600	2,187
Lease liability, long-term	23,567	24,337
Total liabilities	72,656	79,037
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	478,231	471,820
Accumulated deficit	(285,034)	(263,608)
Total stockholders’ equity	193,201	208,216
Total liabilities and stockholders’ equity	$265,857	$287,253